EXPENSE CAP/REIMBURSEMENT AGREEMENT

This Agreement is entered into as of the ______ day of _________ , 2016 between Robert W. Baird & Co. Incorporated (the “Advisor”) and Baird Funds, Inc. (the “Corporation”), on behalf of the Chautauqua Global Growth Fund and Chautauqua International Growth Fund (the “Funds”).

WHEREAS, the Advisor desires to contractually agree to waive a portion of its advisory fee or reimburse the Funds’ operating expenses to ensure that the Funds’ total operating expenses do not exceed the levels described below.

NOW THEREFORE, the parties agree as follows:

The Advisor agrees that, for the term of this Agreement, it will reduce its compensation as provided for in the Investment Advisory Agreement between the Corporation on behalf of the Funds and the Advisor and/or assume expenses for the Funds to the extent necessary to ensure that each Fund’s total operating expenses, including interest expense and the fees and expenses incurred by a Fund in connection with a Fund’s investments in other investment companies, but excluding taxes, brokerage commissions and extraordinary expenses, do not exceed the following annual percentages of the average daily net assets attributable to the Fund’s Institutional Class and Investor Class shares:

	Institutional Class	Investor Class

Chautauqua Global Growth Fund	0.95%	1.20%
Chautauqua International Growth Fund	0.95%	1.20%

    The Advisor shall be entitled to recoup such amounts from each Fund for a period of up to three (3) years from the date the Advisor reduced its compensation and/or assumed expenses for such Fund, provided that the expense ratios in those future years are less than the limits specified herein and less than the limits in effect in those future years.

This Agreement shall continue in effect through April 30, 2018.  Thereafter this Agreement shall automatically continue thereafter for successive renewal terms of one year each, unless either party notifies the other party of its desire to terminate this Agreement prior to such renewal.

ROBERT W. BAIRD & CO. INCORPORATED

By: _____________________________________________
Reik Read, Managing Director

BAIRD FUNDS, INC. (on behalf of Chautauqua Global Growth Fund and Chautauqua International Growth Fund)

By:_____________________________________________
Peter Hammond, Vice President